MEAD JOHNSON REPORTS STRONG FIRST QUARTER EARNINGS;
DELIVERS 11 PERCENT CONSTANT DOLLAR SALES GROWTH;
AND INCREASES ANNUAL GUIDANCE

GLENVIEW, Ill., April 24, 2014 - Mead Johnson Nutrition Company (NYSE: MJN) today announced its financial results for the quarter ended March 31, 2014.

•	First quarter sales of $1,113.3 million increased seven percent from $1,037.9 million in the prior-year quarter. Sales were up 11 percent on a constant dollar basis.

•
Sales for the Asia and North America/Europe segments each grew nine percent, while the Latin America segment grew 21 percent, all on a constant dollar basis. Venezuela and Argentina price increases, which helped mitigate the unfavorable impact of weaker local currencies, contributed 10 percent to the segment's growth and two percent to overall company growth.

•
In the first quarter of 2014, MJN adopted mark-to-market accounting (“MTM”) for all of its defined benefit pension and other post-employment benefit plans (“New Pension Accounting”).  As such, all results and prior year comparisons have been recast. See the company's Form 10-Q for the first quarter of 2014 for details regarding the impact of this change.

•
Following the New Pension Accounting change, GAAP net earnings of $1.00 per diluted share for the first quarter of 2014 were up from $0.92 per diluted share a year ago. Earnings increased from higher sales volume and pricing, along with a favorable tax rate, offset in part by the impact of a stronger dollar, higher demand-generation investments and the impact of a 2013 pension MTM actuarial gain.

•	Non-GAAP (1) net earnings of $1.02 per diluted share for the first quarter of 2014 increased from $0.88 per diluted share in 2013.

•
For full-year 2014, GAAP net earnings are now expected to be between $3.54 and $3.66 per diluted share compared to the previously reported range of $3.44 to $3.56 per diluted share. Possible future quarterly and annual pension MTM actuarial gains or losses are not reflected in the current GAAP guidance because they cannot be estimated with certainty. Non-GAAP net earnings in 2014 are now expected to be between $3.60 and $3.72 per diluted share compared to the previously reported range of $3.50 to $3.62 per diluted share. Of the expected $0.10 increase in earnings per share, approximately two-thirds is attributed to the New Pension Accounting with the remainder the result of stronger anticipated operational performance. To provide a better view of underlying operational performance, pension MTM actuarial gains or losses will be treated as a Specified Item.(1)

(1) For the definition of Specified Items and a reconciliation of GAAP and non-GAAP results, see “Non-GAAP Financial Measures” on the schedule titled “Supplemental Financial Information” included in this release.

“We achieved record sales and earnings in the quarter,” said Chief Executive Officer Kasper Jakobsen. “Sales growth was strong across all segments, including within our two largest markets. With innovations launched last year and increased investment in demand creation, we continued to see market share gains in all three segments. We invested appropriately to support future growth, while delivering 16 percent growth in earnings per share on a non-GAAP basis.”
First Quarter Results
Sales for the first quarter of 2014 were $1,113.3 million, up seven percent from $1,037.9 million a year ago. Sales increased seven percent from volume and four percent from price, partially offset by a four percent decline from foreign exchange. Gross margin for the first quarter of 2014 was 63.6 percent, up from 62.9 percent in the first quarter of the prior year. The gross margin improvement was due to pricing and productivity gains, somewhat offset by higher dairy costs. Advertising and promotion investments grew in line with sales growth. Operating expenses were higher mainly due to the impact of a 2013 pension MTM actuarial gain not repeated in 2014. Earnings before interest and income taxes (“EBIT”) totaled $291.2 million, up from $273.5 million in the prior-year quarter.
The company’s effective tax rate (“ETR”) was 25.5 percent in the first quarter, compared to 26.7 percent in the prior-year quarter. The ETR improvement was primarily attributed to a change in the geographic earnings mix.
Net earnings attributable to shareholders totaled $202.4 million, or $1.00 per diluted share, in the first quarter of 2014, compared to $188.0 million, or $0.92 per diluted share, in the prior-year quarter.
On a non-GAAP basis, which excludes Specified Items, net earnings attributable to shareholders totaled $206.1 million, or $1.02 per diluted share, for the first quarter of 2014, compared to $179.9 million, or $0.88 per diluted share, for the same quarter a year ago.

First Quarter Segment Results
The Asia segment reported sales of $592.7 million for the first quarter of 2014, up seven percent from $554.2 million in the prior-year quarter. Sales increased six percent from volume and three percent from price, reduced by two percent from foreign exchange. Volume growth was driven by category growth and market share gains. Several Asian markets, including China, saw a continued benefit from competitors' supply disruptions that occurred in 2013. EBIT for the Asia segment totaled $241.3 million in the first quarter of 2014, up from $221.6 million for the same quarter a year ago. The increase in EBIT was mainly driven by higher sales.

The Latin America segment reported sales of $212.4 million for the first quarter of 2014, up six percent from $201.1 million in the same period of the prior year. Sales increased 11 percent from price and 10 percent from volume offset by a 15 percent foreign exchange decline. Price increases in Venezuela and Argentina substantially mitigated the unfavorable sales impact from weaker local currencies in both markets. Volume growth was driven by share gains across most markets and continued category growth. Operating expenses were up due to a receivable allowance for a pharmacy distributor in Mexico and a Venezuelan balance sheet remeasurement loss. Effective February 28, 2014, the company adopted the Venezuelan government-supported rate, commonly referred to as SICAD I. EBIT for the Latin America segment totaled $46.6 million in the first quarter of 2014, from $47.0 million for the same quarter a year ago.
The North America/Europe segment reported sales of $308.2 million for the first quarter of 2014, up nine percent from $282.6 million in the first quarter of 2013. Sales increased seven percent from volume and two percent from price. Volume growth was primarily in the U.S. driven by an expanding children's nutrition business, non-WIC (2) market share gains and retailer inventory adjustments. Gross margin improved from pricing, manufacturing efficiencies and timing of WIC accruals. Higher demand-generation spending helped to drive growth in children's nutrition products. EBIT for the North America/Europe segment totaled $66.1 million in the first quarter of 2014, up 25 percent from $52.9 million in the first quarter a year ago.
Corporate and Other expenses increased mainly due to legal costs and the impact of a 2013 pension MTM actuarial gain not repeated in 2014.

(2) The Special Supplemental Nutrition Program for Women, Infants and Children (WIC) is a federal assistance program of the Food and Nutrition Services (FNS) of the United States Department of Agriculture (USDA).

Outlook for 2014
“We now anticipate constant dollar sales growth of approximately eight percent for the full year 2014, up from seven percent in our prior guidance, on expected stronger revenue momentum,” Mr. Jakobsen said. “We are planning for higher demand-generating investments throughout the remainder of the year, despite foreign exchange pressure on our earnings.” With the New Pension Accounting changes and stronger underlying business performance, the company has raised guidance and expects full-year non-GAAP EPS to be in the range of $3.60 to $3.72 per diluted share.

Conference Call Scheduled
Mead Johnson will host a conference call at 8:30 a.m. CDT today, during which company executives will review first quarter financial results and respond to questions from analysts and investors. The call will be broadcast over the Internet at http://investors.meadjohnson.com. Security analysts and investors wishing to participate by telephone should call (866) 383-8009, pass code: Mead Johnson. Callers outside of North America should call +1-617-597-5342 to be connected. A replay of the conference call will be available through midnight CDT Thursday, May 1, 2014, by calling (888) 286-8010 or outside of North America +1-617-801-6888, pass code: 73051739. The replay will also be available at http://investors.meadjohnson.com.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the fact they use words such as “should,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe” and other words and terms of similar meaning and expression. Such statements are likely to relate to, among other things, a discussion of goals, plans and projections regarding financial position, results of operations, cash flows, market position, product development, product approvals, sales efforts, expenses, capital expenditures, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings and financial results. Forward-looking statements can also be identified by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations that involve inherent risks, uncertainties and assumptions that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: (1) the ability to sustain brand strength, particularly the Enfa family of brands; (2) the effect on the company’s reputation of real or perceived quality issues; (3) the effect of regulatory restrictions related to the company's products; (4) the adverse effect of commodity costs; (5) increased competition from branded, private label, store and economy-branded products; (6) the effect of an economic downturn on consumers’ purchasing behavior and customers’ ability to pay for product; (7) inventory reductions by customers; (8) the adverse effect of changes in foreign currency exchange rates; (9) the effect of changes in economic, political and social conditions in the markets where we operate; (10) changing consumer preferences; (11) the possibility of changes in the WIC program, or participation in WIC; (12) legislative, regulatory or judicial action that may adversely affect the company’s ability to advertise its products or maintain product margins; and (13) the ability to develop and market new, innovative products. For additional information regarding these and other factors, see the company’s filings with the United States Securities and Exchange Commission (the “SEC”), including its most recent Annual Report on Form 10-K, which filings are available upon request from the SEC or at www.meadjohnson.com. The company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

About Mead Johnson
Mead Johnson, a global leader in pediatric nutrition, develops, manufactures, markets and distributes more than 70 products in over 50 markets worldwide. The company's mission is to nourish the world’s children for the best start in life. The Mead Johnson name has been associated with science-based pediatric nutrition products for over 100 years. The company’s “Enfa” family of brands, including Enfamil® infant formula, is the world's leading brand franchise in pediatric nutrition. For more information, go to www.meadjohnson.com.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	Three Months Ended March 31,
	2014	2013(a)
NET SALES	$1,113.3	$1,037.9
Cost of Products Sold	405.7	385.0
GROSS PROFIT	707.6	652.9
Expenses:
Selling, General and Administrative	232.9	207.1
Advertising and Promotion	155.7	144.5
Research and Development	27.1	22.5
Other Expenses – net	0.7	5.3
EARNINGS BEFORE INTEREST AND INCOME TAXES	291.2	273.5

Interest Expense – net	12.4	14.2
EARNINGS BEFORE INCOME TAXES	278.8	259.3

Provision for Income Taxes	71.0	69.3
NET EARNINGS	207.8	190.0
Less Net Earnings/(Loss) Attributable to Noncontrolling Interests	5.4	2.0
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$202.4	$188.0

Earnings per Share*– Basic
Net Earnings Attributable to Shareholders	$1.00	$0.93
Earnings per Share*– Diluted
Net Earnings Attributable to Shareholders	$1.00	$0.92

Weighted-average Shares – Diluted	202.4	203.2
Dividends Declared per Share	$0.38	$0.34

(a) See the company's Form 10-Q for the first quarter of 2014 for details regarding the impact of the New Pension Accounting.

*The numerator for basic and diluted earnings per share is net earnings attributable to shareholders reduced by dividends and undistributed earnings attributable to unvested shares. The denominator for basic earnings per share is the weighted-average shares outstanding during the period. The denominator for diluted earnings per share is the weighted-average shares outstanding adjusted for the effect of dilutive stock options and performance share awards.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED BALANCE SHEETS
(Dollars and shares in millions, except per share data)
(UNAUDITED)

	March 31, 2014	December 31, 2013 (a)
CURRENT ASSETS:
Cash and Cash Equivalents	$1,090.0	$1,050.8
Receivables – net of allowances of $11.5 and $6.5, respectively	397.2	384.4
Inventories	570.9	534.8
Deferred Income Taxes – net of valuation allowance	90.3	75.3
Income Taxes Receivable	21.9	15.9
Prepaid Expenses and Other Assets	68.1	56.9
Total Current Assets	2,238.4	2,118.1
Property, Plant, and Equipment – net	872.3	867.5
Goodwill	176.0	196.8
Other Intangible Assets – net	85.7	97.5
Deferred Income Taxes – net of valuation allowance	31.4	37.0
Other Assets	137.4	157.2
TOTAL	$3,541.2	$3,474.1
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term Borrowings	$1.5	$2.0
Accounts Payable	549.5	566.8
Dividends Payable	76.5	69.3
Current Portion of Long-Term Debt	503.9	505.6
Accrued Expenses	215.5	220.0
Accrued Rebates and Returns	332.1	314.9
Deferred Income – current	22.1	46.6
Income Taxes – payable and deferred	79.8	56.1
Total Current Liabilities	1,780.9	1,781.3
Long-Term Debt	1,008.7	1,009.1
Deferred Income Taxes – noncurrent	13.2	15.3
Pension and Other Post-employment Liabilities	162.2	161.8
Other Liabilities	163.7	156.4
Total Liabilities	3,128.7	3,123.9
COMMITMENTS AND CONTINGENCIES

REDEEMABLE NONCONTROLLING INTEREST	53.2	49.7

EQUITY
Shareholders’ Equity
Common Stock, $0.01 par value: 3,000 authorized, 207.3 and 206.8 issued, respectively	2.1	2.1
Additional Paid-in/(Distributed) Capital	(702.6)	(721.5)
Retained Earnings	1,549.9	1,432.3
Treasury Stock – at cost	(382.1)	(351.9)
Accumulated Other Comprehensive Loss	(121.4)	(69.2)
Total Shareholders’ Equity	345.9	291.8
Noncontrolling Interests	13.4	8.7
Total Equity	359.3	300.5
TOTAL	$3,541.2	$3,474.1

(a) See the company's Form 10-Q for the first quarter of 2014 for details regarding the impact of the New Pension Accounting.

MEAD JOHNSON NUTRITION COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(UNAUDITED)

	Three Months Ended March 31,
	2014	2013(a)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$207.8	$190.0
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	22.0	20.1
Other	26.7	25.1
Changes in Assets and Liabilities	(57.5)	(24.7)
Pension and Other Post-employment Benefits Contributions	(1.4)	(2.6)
Net Cash Provided by Operating Activities	197.6	207.9
CASH FLOWS FROM INVESTING ACTIVITIES:	197.6	207.9
Payments for Capital Expenditures	(63.1)	(77.5)
Proceeds from Sale of Property, Plant and Equipment	0.4	0.8
Proceeds in/(Investment in) Other Companies	4.0	(0.7)
Net Cash Used in Investing Activities	(58.7)	(77.4)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short-term Borrowings	0.1	3.1
Repayments of Short-term Borrowings	(0.3)	(61.0)
Repayments of Notes Payable	—	(8.4)
Payments of Dividends	(68.8)	(60.9)
Stock-based-compensation-related Proceeds and Excess Tax Benefits	11.6	5.2
Purchases of Treasury Stock	(30.2)	(32.1)
Net Cash Used in Financing Activities	(87.6)	(154.1)
Effects of Changes in Exchange Rates on Cash and Cash Equivalents	(12.1)	(1.3)
NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	39.2	(24.9)
CASH AND CASH EQUIVALENTS:
Beginning of Period	1,050.8	1,042.1
End of Period	$1,090.0	$1,017.2

(a) See the company's Form 10-Q for the first quarter of 2014 for details regarding the impact of the New Pension Accounting.

MEAD JOHNSON NUTRITION COMPANY
SUPPLEMENTAL FINANCIAL INFORMATION
(Dollars in millions)
(UNAUDITED)

	Three Months Ended March 31,				% Change		% Change Due to
Net Sales	2014	% of Total	2013	% of Total	Reported	Constant Dollar	Volume	Price/Mix	Foreign Exchange
Asia	$592.7	53%	$554.2	54%	7%	9%	6%	3%	(2)%
Latin America	212.4	19%	201.1	19%	6%	21%	10%	11%	(15)%
North America/Europe	308.2	28%	282.6	27%	9%	9%	7%	2%	—%
Net Sales	$1,113.3	100%	$1,037.9	100%	7%	11%	7%	4%	(4)%

Earnings Before Interest and Income Taxes (EBIT)	2014	EBIT % of Sales	2013(a)	EBIT % of Sales	% Change
Asia	$241.3	41%	$221.6	40%	9%
Latin America	46.6	22%	47.0	23%	(1)%
North America/Europe	66.1	21%	52.9	19%	25%
Corporate and Other	(62.8)		(48.0)		31%
EBIT	$291.2	26%	$273.5	26%	6%

(a) See the company's Form 10-Q for the first quarter of 2014 for details regarding the impact of the New Pension Accounting.

Non-GAAP Financial Measures
This news release contains non-GAAP financial measures, including non-GAAP EBIT, earnings and earnings per share information. Specified Items, listed in the table below, are items included in GAAP measures, but excluded for the purpose of determining non-GAAP EBIT, earnings and earnings per share. Non-GAAP EBIT, earnings and earnings per share information adjusted for these items is an indication of the company's underlying operating results and intended to enhance an investor's overall understanding of the company's financial performance. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. Tables that reconcile GAAP to non-GAAP disclosure follow:

MEAD JOHNSON NUTRITION COMPANY
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(Dollars in millions, except per share data)
(UNAUDITED)

	Three Months Ended March 31, 2014					Three Months Ended March 31, 2013
		Specified Items (b)					Specified Items (b)
	GAAP	Mark-to-Market Pension	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP	GAAP (a)	Mark-to-Market Pension	Legal, Settlement and Related Costs	Severance and Other Costs	Non-GAAP (a)
NET SALES	$1,113.3				$1,113.3	$1,037.9				$1,037.9
Cost of Products Sold	405.7	—	—	—	405.7	385.0	5.2	—	—	390.2
GROSS PROFIT	707.6	—	—	—	707.6	652.9	(5.2)	—	—	647.7
GROSS MARGIN %	63.6%				63.6%	62.9%				62.4%
					0
Expenses:
Selling, General and Administrative	232.9	—	(5.7)	(0.1)	227.1	207.1	8.5	—	(1.4)	214.2
Advertising and Promotion	155.7	—	—	—	155.7	144.5	—	—	—	144.5
Research and Development	27.1	—	—	—	27.1	22.5	1.5	—	—	24.0
Other Expenses – net	0.7	—	—	—	0.7	5.3	—	(0.2)	—	5.1
EARNINGS BEFORE INTEREST AND INCOME TAXES	291.2	—	5.7	0.1	297.0	273.5	(15.2)	0.2	1.4	259.9
EBIT as a % of Sales	26%				27%	26%				25%

Interest Expense – net	12.4	—	—	—	12.4	14.2	—	—	—	14.2
EARNINGS BEFORE INCOME TAXES	278.8	—	5.7	0.1	284.6	259.3	(15.2)	0.2	1.4	245.7

Provision for Income Taxes	71.0	—	2.1	—	73.1	69.3	(5.6)	—	0.1	63.8
Effective Tax Rate	25.5%				25.7%	26.7%				26.0%

NET EARNINGS	207.8	—	3.6	0.1	211.5	190.0	(9.6)	0.2	1.3	181.9
Less Net Earnings Attributable to Noncontrolling Interests	5.4	—	—	—	5.4	2.0	—	—	—	2.0
NET EARNINGS ATTRIBUTABLE TO SHAREHOLDERS	$202.4	$—	$3.6	$0.1	$206.1	$188.0	$(9.6)	$0.2	$1.3	$179.9
Earnings per Share– Diluted
Net Earnings Attributable to Shareholders	$1.00	$—	$0.02	$—	$1.02	$0.92	$(0.05)	$—	$0.01	$0.88

(a) See the company's Form 10-Q for the first quarter of 2014 for details regarding the impact of the New Pension Accounting.
(b) All Specified Items are included in Corporate and Other.

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Contacts:
Investors:    Kathy MacDonald, (847) 832-2182, kathy.macdonald@mjn.com
Media:         Christopher Perille, (847) 832-2178, chris.perille@mjn.com
Address:     2701 Patriot Boulevard, Glenview, Illinois 60026